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                                                               November 30, 2000
                                                           Boston, Massachusetts

Board of Trustees and Shareholders
Hewitt Series Trust

We consent to the use of our report dated February 11, 2000 on the statement of assets and liabilities of Hewitt Institutional Money Market Fund (previously known as the Institutional Shares of Hewitt Money Market Fund) as of December 31, 1999, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years of periods presented, incorporated by reference in Post-Effective Amendment No. 4 to Registration Statement (No. 333-59221) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated February 11, 2000 on the statement of assets and liabilities of Money Market Master Portfolio (series of Master Investment Portfolio) as of December 31, 1999, and the related statements of operations and statements of changes on net assets for each of the years or periods presented, incorporated by reference herein.

We consent also to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.


                                        KPMG LLP